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[OMNI ENERGY SERVICES CORP LOGO]          NEWS RELEASE            Nasdaq: OMNI
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4500 NE Evangeline Thwy - Carencro, LA 70520 - Phone - 337-896-6664 -
Fax 337-896-6655


      FOR IMMEDIATE RELEASE                                           NO. 05-06

FOR MORE INFORMATION CONTACT:
G. Darcy Klug, Executive Vice President (337) 896-6664


               OMNI SECURES $50 MILLION SENIOR CREDIT COMMITMENTS

 Proceeds to be Used to Re-Finance Long-Term Debt, Provide Working Capital and
                    Establish an Acquisition Line of Credit
             Working Capital Revolver to be Increased to $15 Million

                  CARENCRO, LA - APRIL 19, 2005 - OMNI ENERGY SERVICES CORP. (NASDAQ NM: OMNI) announced today that it has received commitments for a $50 million senior credit term loan from an institutional investor. Closing is expected during the second quarter of 2005 and is subject to the negotiation, execution and delivery of loan and contractual documentation reasonably satisfactory to the lender, as well as approval from the Company's Board of Directors. Additionally, the Company announced that concurrent with the closing of the new senior secured credit facility, it will increase its existing working capital revolver to $15 million. The proceeds from the senior credit term loan and the increased availability under the revolver will be used to re-finance certain long-term debt, provide working capital and establish funding necessary to complete strategic transactions.

                  On the new credit facilities, James C. Eckert, OMNI's Chief Executive Officer, commented, "The new credit facilities are an integral component of our strategic business plans to facilitate the continued expansion and growth of OMNI. These new senior credit facilities permit the Company to re-finance its existing debt under terms more favorable than what is provided under our existing credit agreements. This increased funding capacity available under these new senior credit facilities positions OMNI to complete certain strategic acquisitions within our core business segments while remaining focused on organic growth. Additionally, in the future, using a combination of debt and equity to support our business model enhances stockholder value without adversely leveraging the Company's balance sheet. Management remains confident in its long-range business model to establish OMNI as a leading provider of an integrated range of services to the oil and gas industry," concluded Eckert.

         Headquartered in Carencro, LA, OMNI Energy offers a broad range of integrated services to geophysical companies engaged in the acquisition of on-shore seismic data and through its aviation division, transportations services to oil and gas companies operating in the shallow, offshore waters of the Gulf of Mexico. The company provides its services through several business units: Seismic Drilling, Aviation, Permitting, Seismic Survey and Environmental. OMNI's services play a significant role with geophysical companies who have operations in marsh, swamp, shallow water and the U.S. Gulf Coast also called transition zones and contiguous dry land areas also called highland zones.

         Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks associated with OMNI's dependence on activity in the oil and gas industry, labor shortages, international expansion, dependence on significant customers, seasonality and weather risks, competition, technological evolution, the outcome of pending litigation, completion of strategic transactions under consideration by OMNI, completion on the Senior Credit Facility on favorable terms, or at all, and other risks detailed in the Company's filings with the Securities and Exchange Commission.